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MEDIA RELATIONS CONTACT:                            INVESTOR RELATIONS CONTACT:
DANNY ZEIBERT                                       TRICIA SKODA
ISLAND PACIFIC, INC.                                ISLAND PACIFIC, INC.
+1.916.605.7200                                     +1.949.399.3816
Email:  media@islandpacific.com                     Email:  ir@islandpacific.com

       ISLAND PACIFIC ANNOUNCES PROVISIONAL FY 2006 FIRST QUARTER EARNINGS

Irvine, California, USA - August 22, 2005 -Island Pacific, Inc. (AMEX: IPI) announced today provisional, unaudited first quarter financial results for the period ended June 30, 2005. The company will issue final results on completion of the internal investigation into revenue recognition issues and on completion of the audit for the year ended March 31, 2005 and the filing of Form 10-K for that period.

The company announced provisional revenues of $6.4 million, a 20% increase versus $5.3 million for the same quarter in the prior year. The company announced a provisional negative Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $1.7 million, versus a negative EBITDA of $2.3 million for the same quarter in the prior year. The company announced a provisional net loss available to common stockholders of $2.7 million, or a basic and diluted provisional earnings per share (EPS) of ($0.04), versus a net loss available to common shareholders of $4.1 million, or basic and diluted EPS of ($0.08) for the prior year's first quarter.

Barry Schechter, the company's Chief Executive Officer, stated, "The primary focus for the management team has been to return the company to profitability. Since being appointed CEO of the company in May of this year, significant steps have been taken to achieve this goal. We have decreased annual overhead by more than $7.0 million. We will continue to review all business segments to further lower our expenses. While many of these cost saving steps were implemented during the June quarter, we expect the benefits to be realized during our second quarter and thereafter for the balance of the fiscal year. Consequently, we presently anticipate that second quarter results will be an improvement on the second quarter results for the prior year as well as over the June 30, 2005 quarter. " "Our focus in reducing costs was intended to ensure that the company returned to a positive cash flow and thereafter profitability while maintaining quality and efficiency in supporting our customers. We believe that most of these goals have now been substantially achieved and the management team will now concentrate on implementing a marketing and sales plan to build momentum in our sales organization. We will be concentrating our resources on our three product brands: IPMS(TM) (enterprise merchandising), Synaro(TM) (multi channel applications) and Retail Pro(TM) (store operations)." Mr. Schechter continued, "We have defined a business plan that focuses on improving revenues for the company. We have streamlined and redefined the manner in which we market and sell our products. While the company's sales model has traditionally been direct, following the RTI acquisition we now have a global, broad-based channel of distribution through loyal, professional and knowledgeable retail specialists. We believe this sales channel is the highest-quality and most broadly-based Business Partner network in our industry, with 64 partners supporting retailers in 70 countries in 15 languages. We will now implement a plan to market these brands through this channel, which over time should result in significantly more licenses being sold. In addition, this channel has over 9,000 retailers as customers who will now be exposed to the entire Island Pacific range of products."

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With respect to previously disclosed revenue recognition issues, Schechter added, "The company's board is in the final stages of the independent counsel's internal review of certain matters related to revenue recognition. Once complete, we expect that the audit for the year ended March 31, 2005 and the filing of the Form 10-K will be completed. As previously stated, the company continues to cooperate with the SEC in its investigation." ABOUT ISLAND PACIFIC

Island Pacific is a global leader in retail merchandising, store operations, CRM, and multi-channel software solutions. For more than 25 years, Island Pacific has developed a reputation for delivering high-quality, high-value, high-reliability software to the retail industry.

As a result, Island Pacific is a definitive resource for scalable, flexible and affordable solutions for retailers around the world. Incorporating the recently acquired Retail Technologies International (RTI) and Page Digital, Island Pacific serves over 9,000 retail clients in more than 70 countries. Represented in more than 55,000 stores worldwide and available in 15 languages, the company's technology manages billions of transactions annually under the brand names of Island Pacific Merchandising System(TM) (IPMS), Retail Pro (R), Synaro(R), and Gladiator, and is widely regarded as the thought leader in multi-channel retailing.

The company is headquartered in Irvine, California, and has offices in the United States and the United Kingdom, and is represented by business partners in over 30 countries. For more information, please visit www.islandpacific.com and www.retailpro.com.

Certain statements contained in this news release regarding matters that are not historical facts are forward-looking statements. These statements relate to future events or the Company's future performance. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the Company's Form 10-KA for the fiscal year ended March 31, 2004 and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission. IPI undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.


editor's note: Contact Ron Both, Liolios Group, at 949/574-3860 for investor relations information.